Ex. 4(a)

                             ALEXANDER HAMILTON LIFE
                          INSURANCE COMPANY OF AMERICA

           33045 Hamilton Court, Farmington Hills, Michigan 48334-3358

             FLEXIBLE PREMIUM MULTI-FUNDED DEFERRED VARIABLE ANNUITY

Premiums may be paid before the Maturity Date.

Payments will begin on the Maturity Date.

Benefits based on the performance of the Separate Account are variable and are not guaranteed as to dollar amount except as stated in the Death Benefit provision. Contract is nonparticipating.

The Capital Developer Account's Surrender Value may be subject to a positive or negative Market Value Adjustment.

The Company Alexander Hamilton Life Insurance Company of America will pay the benefits of this contract according to its provisions. The pages that follow are also part of this contract.

Annuity Benefit On the Maturity Date, We will apply the Contract Value to provide an annuity, as stated in the Annuity Benefit section. The benefits We provide under this contract, when based on the investment experience of the Separate Account, are variable and not guaranteed as to dollar amount.

Payment of Premiums We will accept premium payments any time before the Maturity Date.

If You have any questions about this annuity contract, contact Your Registered Representative.

If You need additional assistance, please contact Our Administrative Service Center at 1-800-289-1776.

Signed for Alexander Hamilton Life Insurance Company of America.

This document is a legal contract between You the contract Owner and Alexander Hamilton Life Insurance Company of America.

Please read your contract carefully. This contract itself sets forth, in detail, the rights and obligations of both You and Your insurance company. It is therefore important that You read Your contract carefully.

10 DAY RIGHT TO CANCEL THE CONTRACT You may cancel this contract by delivering or mailing a written notice or sending a telegram to Alexander Hamilton Life Insurance Company of America, P.O. Box 19497, Newark, NJ 07195-0497, or to the Registered Representative through whom You purchased it, and by returning the contract before midnight of the tenth day after the date You receive the contact. Notice given by mail and return of the contract are effective on being postmarked, properly addressed and postage paid. We will refund all premium payments made for this contract or the Contract Value, whichever is greater, within seven days after We receive Your request. This contract will then be void as if none existed.

If We issue this contract as a replacement for another contract, then the right to cancel this contract is 20 days.

Upon Your written request, We are required to provide, within a reasonable time, reasonable factual information to You about Your Contract's benefits and provisions.


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                                TABLE OF CONTENTS


                                                                            Page

CONTRACT SCHEDULE..............................................................2

DEFINITIONS....................................................................3

GENERAL PROVISIONS
   Entire Contract, The Information You Provide Us,
   Contestability, Annuitant's Age, Misstatement of Age,
   Assignment, Report to Owner, State Premium Taxes............................4

OWNERSHIP RIGHTS
   Your Rights, Change of Ownership............................................4

PAYMENTS
   Crediting Your Contract,  Payment Allocation,
   Contract Cancellation.......................................................5

CONTRACT VALUE
   Contract Valuation, Administrative Fees.....................................5

CAPITAL DEVELOPER ACCOUNT
   The Account, Interest Rate Guarantee Period,
   Market Value Adjustment Formula.............................................5

SEPARATE ACCOUNT
   Separate Account, Our Rights, Asset Valuation,
   Accumulation Units, Accumulation Unit Valuation.............................6
   Transfers...................................................................7

SURRENDERS AND WITHDRAWALS
   Contract Surrender, Surrender Value, Partial Withdrawals,
   Payment Upon Surrender or Withdrawal, Waiver of
   Surrender Charges...........................................................7
   Tax Implications............................................................8

DEATH BENEFIT
   Death Benefit Before Maturity, Enhanced Death
   Benefit, Death Benefit After Maturity.......................................8

ANNUITY BENEFIT
   Annuity Payments, Basis for Annuity Payment Option,
   Fixed Annuity, Variable Annuity,
   Combination Annuity.........................................................9
   Annuity Payment Options, Effective Date....................................10

PAYMENT OPTION TABLES.........................................................11


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                                   DEFINITIONS

Accumulation Period: The period from the Contract Date through the day preceding the Maturity Date.

Accumulation Unit: A unit of measure used to determine the value of the Separate Account during the Accumulation Period.

Adjusted Partial Withdrawal: The product of (a) times (b) where:

      (a) is the ratio of the amount of the partial withdrawal to the Contract Value on the date of (but prior to) the partial withdrawal; and

      (b) is the Death Benefit on the date of (but prior to) the partial withdrawal.

Annuitant: The person named in the Application and whose life span determines the annuity payments. The Annuitant must be a natural person.

Beneficiary(ies): The person(s) or entity(ies) entitled to receive the death benefit of this contract unless otherwise changed by the Owner.

Business Day: Any day on which the New York Stock Exchange is open for trading except for normal holiday closing or when the Securities and Exchange Commission has determined that a state of emergency exists.

Capital Developer Account (CD Account): An account that provides a guaranteed rate of interest for a specified period. This rate may never be less than three percent (3%) per year.

Company (We, Us, Our): Alexander Hamilton Life Insurance Company of America.

Contract Anniversary: An anniversary of the Contract Date shown on the Contract Schedule.

Contract Date: The effective date of this contract. It is the date from which We measure contract years, quarters, months and anniversaries. This date is shown on the Contract Schedule.

Contract Value: The value of all of the Accumulation Units held for the Owner in the Variable Sub-Accounts plus the value of the CD Accounts.

Death Benefit: The amount payable upon the death of the Owner.

Due Proof: Information that We need to process a death claim. This information includes a death certificate and a death claim form acceptable to Us.

Guaranteed Interest Rate: The applicable effective annual Guaranteed Interest Rate established in good faith by the Company for an Interest Rate Guarantee Period of the Capital Developer Account at any given time.

General Account: All of Our assets other than those in any Separate Account established by Us.

Interest Rate Guarantee Period: A specified period whereby funds allocated to the CD Accounts accumulate at a guaranteed interest rate.

Investment Allocation: The percent of each premium payment You choose to allocate to the CD Accounts or any of the Variable Sub-Accounts We offer.

Irrevocable Beneficiary: A Beneficiary whose interest cannot be changed without their consent.

Market Value Adjustment: An adjustment applied to funds withdrawn, transferred, or annuitized before the end of the Interest Rate Guarantee Period. This adjustment applies only to funds in the CD Accounts.

Maturity Date: The date on which We will make the first annuity payment under this contract.

Owner (You, Your): The person or entity entitled to the Ownership rights of this contract. The Owner is named in the Application, unless otherwise changed. You may have a Joint Owner as long as the Joint Owner is Your spouse.

Payee: The person or entity who will receive the payments under the contract.

Penalty-Free Withdrawal: You may withdraw up to 10% of the Contract Value each year without surrender charge. The Penalty-Free Withdrawal is equal to 10% of the Contract Value as of the date of the withdrawal, less the sum of the Penalty-Free Withdrawals previously taken during the Contract Year, and will not be less than zero.

Request: A form satisfactory to Us received at Our Home Office.

Separate Account: The Alexander Hamilton Variable Annuity Separate Account.


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Surrender Value: The amount We will pay You if You surrender the contract.

Variable Sub-Account: A sub-division of the Separate Account.

                               GENERAL PROVISIONS

Entire Contract
The entire contract consists of this contract, any attached riders and endorsements, and the attached copy of the application. Only Our President or one of Our Executive Vice Presidents may change this contract. The change must be in writing. We will not make any change to this contract unless You agree to it in writing. No Agent is authorized to change this contract or to change or waive any provision of this contract.

The Information You Provide Us
In issuing this contract, We have relied on the statements made in the application. We will deem all such statements to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. We will not use any statement made in connection with the application to void the contract unless that statement is a material misrepresentation and is a part of the application.

Contestability
We will not contest this contract from the date of issue.

Annuitant's Age
We consider the Annuitant's age as the age on the Annuitant's last birthday.

Misstatement Of Age
If the age of the Annuitant has been misstated, any amount payable under this contract will be what would have been purchased at the correct age. If payments were made based on an incorrect age, We will increase or decrease the next payment or payments to reflect the error. If We make underpayments or overpayments because of a misstatement, We will then credit to, or charge against, the current or next succeeding payment or payments interest at a rate of 6% per year.

Assignment
You may assign this contract. The Joint Owner and any Irrevocable Beneficiary, when applicable, must agree to any assignment. To assign this contract, You must send Us a Request and provide Us with a copy of the assignment. We are not responsible for the validity of any assignment. An assignment will be subject to any payment We make or any other action We take before We record the assignment.

Report to Owner
At least once every contract year, We will send You a report about this contract. This report will show You the Contract Value as of the end of the reporting period. It also will show You any other facts as required by state or federal laws or regulations. We will mail this report to You within thirty (30) days after the end of the reporting period. We also will provide You with a confirmation report of any trade transaction that occurred during the reporting period. We will mail this report to You within five (5) Business Days from the date of the transaction.

State Premium Taxes
We will deduct state premium taxes when We are required to pay them. This may occur when You pay a Premium, when You surrender the contract for its Contract Value, when You make a partial withdrawal, or when the contract reaches the Maturity Date.

                                OWNERSHIP RIGHTS

Your Rights
You have the right to make additional premium payments, to change Investment Allocations, or to make a partial withdrawal or surrender this contract. You also may receive annuity payments or name a Payee to receive these payments. If there are joint owners, both must agree to any partial withdrawal or surrender. Either may make additional premium payments, change investment allocations, or transfer accumulation units.

You may change the Owner or the Beneficiary. To change an Irrevocable Beneficiary, that Beneficiary must agree in writing. To make any change, You must send Us a signed, written Request. The change will be effective as of the date We record it. If there are Joint Owners, both must agree to any owner or beneficiary change.

Change Of Ownership
You are the Owner and the Annuitant unless it is otherwise stated in the application. You may change the Owner, if You give Us a written Request. This change will be effective as of the date We record it. This change will be subject to any payment We made or action We took before recording the change. When this change takes effect, all rights of Ownership in this contract will pass to the new Owner. Changing the Owner does not change the Beneficiary or the Annuitant. Note that changing the Owner may have tax implications.

                                    PAYMENTS


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Crediting Your Contract
We will credit Your initial premium payment to the Contract Value within two Business Days after receipt of the initial premium payment. Additional premium payments will be credited to the Contract Value as of the day We receive them. The amount credited to your Contract Value will be the premium payment less any applicable taxes.

Before the Maturity Date, You may make payments at any interval. The initial premium payment is the amount shown on the Contract Schedule.

Payment Allocation
We will allocate Your premium payments to either the CD Accounts or to the Variable Sub-Accounts based on the Investment Allocation You specify. Your initial Investment Allocation is shown on the Contract Schedule. Note that any amount allocated to the Variable Sub Account(s) will be credited in its entirety to the Money Market Variable Sub-Account. After 15 days, We will allocate this and all later payments as You specified.

You may change the Investment Allocation any time before the Maturity Date. You must specify Your new allocation choices. Payments received after We receive Your Request will be applied based on the new allocation.

Contract Cancellation
We may cancel this contract if for two years You have not made any premium payments and the Contract Value is less than $2,000 or would provide for less than $20 monthly payments. We will then pay You the Contract Value in one lump sum.

                                 CONTRACT VALUE

Contract Valuation
On any day before and including the Maturity Date, the Contract Value is equal to the value of the CD Accounts plus the value of the Variable Sub-Accounts.

The Contract Value will increase by: any additional payments You make; any increase in the value due to investment results of the Variable Sub-Accounts; any applicable positive Market Value Adjustments; and interest credited to the CD Accounts.

The Contract Value will decrease by: any applicable fees; any Partial withdrawals (including applicable surrender charges); any applicable negative Market Value Adjustments; any decrease in the value due to investment results of the Variable Sub-Accounts; and taxes, when applicable. When You ask Us, We will tell You what Your Contract Value is.

Administrative Fees
We will deduct an annual administrative fee that is equal to the lesser of $30 or 2% of the Contract Value at the end of each contract year and upon surrender of the Contract Value.

We will waive the administrative fee if 100% of Your Contract Value is invested in the CD Accounts on the Contract Anniversary. We also will waive this fee if Your Contract Value is $30,000 or more on Your Contract Anniversary.

                            CAPITAL DEVELOPER ACCOUNT

The Account
The Capital Developer Account (CD Account) is supported by assets of the Company that are held in the General Account. Premiums applied and any amounts transferred to the CD Account are credited with a fixed rate of interest for a specified period.

Interest Rate Guarantee Period
Within thirty (30) days before the end of the Interest Rate Guaranteed Period, You may Request to either transfer the amount in the CD Accounts to any of the Variable Sub-Accounts, remain in the CD Accounts for another period as You specify, or make a partial withdrawal or surrender.

If You choose to remain in the CD Accounts, You must elect the period for which You want interest to be guaranteed. If You do not choose, We will automatically elect the same period as You elected for the previous period.

Market Value Adjustment Formula
We will assess a positive or a negative Market Value Adjustment to any amount You surrender, withdraw, or transfer from the CD Accounts thirty-one (31) days or more before the end of the Interest Rate Guarantee Period. This Market Value Adjustment will never reduce the return on the CD Accounts below 3% per year. We will calculate this adjustment as follows:

_  _    1  +  I    _   _/12      _


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_  _    1  +  J  +  0.004 _     -  1    _  x  A

where:

I is the Guaranteed Interest Rate in effect for the current Interest Rate Guarantee Period;

J is the U.S. Treasury Bill, Note, or Bond rate (as quoted by the Wall Street Journal) in effect for the period most closely approximating the duration remaining in the current Interest Rate Guarantee Period. If the Interest Rate Guaranteed Period remaining is less than one year, we will use the 1 year Treasury Bill rate. If this rate is discontinued, We may substitute a comparable rate. Substitution is subject to the approval of the State Insurance Authorities where this contract is delivered, as required by law.

n is the number of complete months remaining from the date of Surrender or Partial Withdrawal to the end of the current Interest Rate Guarantee Period; and

A is the amount surrendered, withdrawn, or transferred.

                                SEPARATE ACCOUNT

Separate Account
We established and maintained the Separate Account under the laws of the state of Michigan. We own all the assets held in the Separate Account. Those assets will not be chargeable with the liabilities arising out of any other business we conduct. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited or charged to the Separate Account without regard to any of Our other income.

Our Rights
We reserve the right to:

1.    de-register the Separate Account under the Investment Company Act of 1940;
2. manage the Separate Account under the direction of a committee at any time;
3. restrict or eliminate any of the voting rights of contract owners or other persons who have voting rights as to the Separate Account; and
4.    combine the Separate Account with one or more other Separate accounts;
5.    add or delete sub-accounts.

We will not effect any change unless We receive approval from the Securities and Exchange Commission and the State Insurance Authorities of the State where this contract is delivered, if required by law. We will let You know in advance of Our intent to exercise any of these options. You will then have thirty-one (31) days to accept or reject such a change. If You choose not to accept the change, We may terminate the contract and pay You the Surrender Value.

Asset Valuation
We will determine the value of the assets of the Separate Account every Business Day. We will value the assets of the Separate Account at fair market value under generally accepted accounting principles.

Accumulation Units
We will apply the payments as You specify to the Variable Sub-Accounts to purchase Accumulation Units in those Variable Sub-Accounts. We will determine the number of Accumulation Units purchased in any Variable Sub-Account by dividing the part of any payment or the part of any transfer applied to that Variable Sub-Account by the value of an Accumulation Unit for that Variable Sub-Account on the transaction date.

Accumulation Unit Valuation
We will determine the value of an Accumulation Unit on any Business Day by multiplying the value of that unit on the preceding Business Day by the net investment factor for the valuation period. The valuation period is the period from the close of the preceding Business Day to the close of the current Business Day. For any valuation period, the net investment factor that is used to calculate the value of an accumulation unit in any of the Variable Sub-Accounts is determined by dividing (a) by (b) and subtracting (c) and (d) from the result, where:

(a)   is the sum of:

      1. the net asset value of a fund share held in the Separate Account for that Variable Sub-Account determined at the end of the current valuation period, plus
      2. the per share amount of any dividend or capital gain distributions made by the fund for shares held in the Separate Account for that Variable Sub-Account if the ex-dividend date occurs during the valuation period.

(b) is the net asset value of a fund share held in the Separate Account for that Variable Sub-Account determined as of the end of the preceding valuation period.

(c) is a factor representing the mortality and expense risk charge. This factor is equal to an annual rate of 1.25% of the daily net asset value of a fund share held in the Separate Account for that Variable Sub-Account.


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(d)   is a factor representing the Administrative Expense Charge. This factor is equal to an annual rate of 0.15% of the daily net asset value of a fund share held in the Separate Account for that Variable Sub-Account.

Accumulation Unit value may increase or decrease.

Transfers
You may transfer Accumulation Units between the Variable Sub-Accounts. You also may transfer Accumulation Units to the CD Accounts. We will allow transfers at any time before the Maturity Date. If there are Joint Owners, either may transfer an Accumulation Unit.

There is no limit to the number of transfers You may make. However, We will charge You $10 for every transfer after the first fifteen in a given Contract Year.

                            SURRENDER AND WITHDRAWALS

Contract Surrender
You may surrender this Contract for its Surrender Value. If there are Joint Owners, both must agree to surrender this Contract. We may defer payment of the Surrender Value of the General Account assets upon such surrender for a period not longer than six (6) months after request.

Surrender Value
The Surrender Value equals the Contract Value less any applicable surrender charge. The surrender charge equals: 1) The Factor shown in the table below, multiplied by 2) The Contract Value less the Penalty-Free Withdrawal amount. The table of Guaranteed Cash Surrender Values shown in the Contract Schedule reflects the Market Value Adjustment and deduction of the surrender charge. The Surrender Value, paid-up annuity, and death benefit will not be less than those required by the laws of the state in which this Contract is delivered.

  Year    1    2    3    4     5     6     7    8   9+

Factor  .07  .07  .06  .05   .04   .03   .02  .01   0

The surrender charge will not exceed 8.5% of the total premiums paid. Upon surrender, We will also deduct the administrative fee, if applicable, and taxes when required.

Partial Withdrawals
You may request to make a partial withdrawal. You must tell Us how to allocate the withdrawal amount among the CD Accounts and the Variable Sub-Accounts. If You do not specify how to allocate the withdrawal amount among the CD Accounts and the Variable Sub-Accounts, We will prorate the amount among the CD Accounts and the Variable Sub-Accounts based on the current value of Your accounts.

You may also request to receive systematic partial withdrawals at any frequency that We agree to. You must send Us your request in writing.

During the first eight (8) contract years, We will impose surrender charges when Your cumulative partial withdrawals for the contract year exceed 10% of the Contract Value at the time of the withdrawal.

Any withdrawal from the CD Accounts 31 days or more before the end of the Interest Rate Guarantee period will be subject to a Market Value Adjustment. If You ask, We will tell You the amount of surrender charge that we will assess on any withdrawal.

Payment Upon Surrender or Withdrawal
We will pay any withdrawals or surrender proceeds from the Variable Sub-Accounts to You, or to any other Payee that you designate, within five (5) Business Days after We receive Your request unless You choose a different date. However, when permitted by law, We may defer payment of any partial or full surrender from the General Account assets for up to six months from the date We receive Your Request. We will pay interest on any amount deferred for thirty (30) days or more. The interest rate will be at least 3% per year.

Waiver of Surrender Charges
The surrender charges may be waived for any of the following reasons:

1. To comply with the minimum distribution requirements of the Internal Revenue Code; or

2. If You choose to annuitize this contract after the first Contract Year and You choose an Annuity Payment Option of longer than 5 years; or

3.    If You Die before the Maturity Date; or

4.    If the amount distributed annually is less than the Penalty-Free
      Withdrawal; or

5. If You are confined to a hospital or an inpatient nursing care facility (which is operated pursuant to state laws) for a total of thirty (30) consecutive days after the Contract Date. You must Request the surrender or withdrawal while You are confined


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      or within ninety (90) days after your discharge from such facility; or

6. If You are diagnosed as suffering from an illness that reduces your life expectancy to twelve (12) months or less from the date of diagnosis. We reserve the right to require, at Our expense, a second opinion from a physician acceptable to Us.

Tax Implications
Surrenders and partial withdrawals made from your contract may be subject to federal and state income taxes. If you are under age 59 1/2, any surrender or partial withdrawal may also be subject to federal and state income tax penalties.

                                  DEATH BENEFIT

Death Benefit Before Maturity
Before We pay the Death Benefit proceeds, We must receive Due Proof of Your death. We will then pay the Death Benefit to Your named Beneficiary, if living. The Death Benefit will be equal to the Contract Value or the value of Enhanced Death Benefit, if applicable.

If an election by the Beneficiary is not received by the Company within ninety
(90) days following the date Due Proof of the death of the Owner is received by the Company, the Beneficiary will be deemed to have elected to receive the death benefit in the form of a single payment on such ninetieth (90th) day.

The Death Benefit must be distributed within five years after Your death, unless the named Beneficiary chooses to receive payments based on his or her life expectancy. Under this option, payments must begin within one year after the date of Your death.

If the Beneficiary is Your surviving spouse, the spouse may choose not to receive the Death Benefit. Your spouse will then become the Owner.

If You are not the Annuitant and the Annuitant dies before the Maturity Date, You must designate a new Annuitant. If You do not choose a new Annuitant, You will become the Annuitant.

Enhanced Death Benefit
Before the Maturity Date, Your Beneficiary may

receive an Enhanced Death Benefit if You purchase this contract before You reach age 75.

The Enhanced Death Benefit is the greater of the following:

1. Premiums paid less any Adjusted Partial Withdrawals, with interest compounded at 4% per year. Compounding ends at age 75;

2. The Contract Value on the most recent fifth (5th) Contract Anniversary occurring while the Owner is alive and before age 75, plus any premiums paid, less any Adjusted Partial Withdrawals since that anniversary;

3. The Contract Value as of the date We receive Due Proof of Your death and Your Annuity Payment Option election.

If a partial withdrawal is taken when the Death Benefit exceeds the Contract Value, then the Adjusted Partial Withdrawal amount will exceed the amount of the partial withdrawal. In that case, the total proceeds of a partial withdrawal followed by a Death Benefit could be less than total premium payments.

The calculation of the Enhanced Death Benefit determined under 1 and 2 above will be made as of the date of death and the benefit may never exceed 200% of the total premiums paid less any withdrawals.

Death Benefit After Maturity
If You die after the Maturity Date, We will make any remaining guaranteed payments to only one of the following in this order:

1.    Your named Payee, if any and if living;

2.    Your named Beneficiary, if any and if living;

3.    Your estate.

If a Joint Owner dies on or after the Maturity Date, We will make any remaining guaranteed payments to only one of the following in this order:

1.    Your named Payee, if any and if living;

2.    The surviving Joint Owner, if any and if living;

3.    Your named Beneficiary, if any and if living;

4.    Your estate.

The Death Benefit must be distributed at least as rapidly as under the method of distribution in effect at the time of Your death.


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If the Annuitant dies on or after the Maturity Date, We will make any remaining guaranteed payments to only one of the following in this order:

1.    Your named Payee, if any and if living;

2.    You, if living;

3.    Your named Beneficiary, if any and if living;

4.    Your estate.

The Death Benefit must be distributed at least as rapidly as under the method of distribution in effect at the time of Annuitant's death.

                                 ANNUITY BENEFIT

Annuity Payments
Annuity payments will begin on the Maturity Date shown on the Contract Schedule. We will make these payments to the Payee according to the Annuity Payment Option. We will make payments only if the Annuitant is living and this Contract is in force on that date.

You may request to change the Maturity Date shown on the Contract Schedule. We must receive Your Request not later than thirty days before the Maturity Date. Any Irrevocable Beneficiary must consent in writing.

Before the Maturity Date, You may choose or change any Annuity Payment Option. You must send Us Your written Request not later than thirty days before the Maturity Date. You may not change the option You elected after the Maturity Date.

If You do not choose an Option before the Maturity Date, then We will make annuity payments for the Annuitant's life with payments guaranteed for 10 years. We will make payments based on the investment allocation of Your Contract Values. If on the Maturity Date, the Contract Value is less than $2,000 or would provide for income of less than $20 per month, We will then pay You the Contract Value in one lump sum.

Basis for Annuity Payment Option
Payment amounts for life will not be less than those calculated using the 1983 Mortality Table a with ten-year mortality improvement factors.

Fixed Annuity
You may choose a Fixed Annuity Payment Option. Payments under this Option do not vary in dollar amount, and will not be less than those calculated at 3% interest per year. Once You choose this Option, We will transfer all funds from Your Investment Allocations to Our General Account.

Variable Annuity
You also may choose a Variable Annuity Payment Option. We will base the payments on the investment results of Your Investment Allocations in the Variable Sub-Accounts. Once You choose a Variable Annuity Payment Option, You must transfer out any amount invested in the CD Accounts. This transfer out of the CD Accounts may be subject to a Market Value adjustment. Once You choose this Option, We will transfer all funds from Your Investment Allocations to Our Separate Account. A variable annuity provides for payments that fluctuate or vary in dollar amount, based on the investment performance of your selected allocations to one or more Separate Account Variable Sub-Accounts. The Payment Option Tables in the Contract reflect an assumed interest rate of 3.0%, so if the actual net investment performance of the Variable Sub-Account is less than this rate, then the dollar amount of the variable annuity payments will decrease. If the actual net investment performance of the Variable Sub-Account is higher than this rate, then the dollar amount of the actual Variable Annuity Payments will increase. If the net investment performance exactly equals the 3.0% rate, then the dollar amount of the actual variable annuity payments will remain constant.

Combination Annuity
You may choose a combination Fixed and Variable Annuity Payment Option. You must specify how to allocate the Contract Value.

Annuity Payment Options
If You choose not to receive the Contract Value in a lump sum on the Maturity Date, You may then request to receive payments under one of the following annuity payment options:

1. OPTION I - Income for Specified Period - (For Fixed Annuity Payment Options only), payments for a specific period mutually agreed upon. (See Payment Option I Table.)

2. OPTION II - Life Income - Payments for life with optional guaranteed periods. (See Payment Option II Table.)

3. OPTION III - Joint and Survivor Life Income - Payments during the joint lifetimes of two persons, and a percentage of such income during the remaining lifetime of the survivor. (See Payment Option III Table, which shows Joint and Survivor


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                                       9

      Life Income assuming two-thirds of the initial monthly payment is payable to the survivor.)

4.    OPTION IV - Additional Option - Any arrangement mutually agreed upon.

Effective Date
If an Option has previously been chosen, its effective date is the date of death; otherwise the date You choose a Payment Option will be the effective date under Options I, II, III or IV.


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                                       10

                              PAYMENT OPTION TABLES

These tables illustrate monthly amounts payable for each $1,000 of Cash Value applied under the Option listed.

                                 OPTION I TABLE

--------------------------------------------------------------------------------------------------------------
Number of        Installment       Number of         Installment        Number of         Installment
Years            Amount            Years             Amount             Years             Amount
Specified                          Specified                            Specified
--------------------------------------------------------------------------------------------------------------
                                   11                $8.86              21                $5.32
                                   12                8.24               22                5.15
                                   13                7.71               23                4.99
                                   14                7.26               24                4.84
5                17.91             15                6.87               25                4.71

6                15.14             16                6.53               26                4.59
7                13.16             17                6.23               27                4.47
8                11.68             18                5.96               28                4.37
9                10.53             19                5.73               29                4.27
10               9.61              20                5.51               30                4.18
--------------------------------------------------------------------------------------------------------------


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                                       11

                                 OPTION II TABLE
                                     (Male)

--------------------------------------------------------------------------------------------------------------------
   Age of Payee           Number of Years Certain         Age of Payee          Number of Years Certain
 Nearest Birthday                                       Nearest Birthday
 at Date of First                                       at Date of First
      Payment                                                Payment
--------------------------------------------------------------------------------------------------------------------
       Male           10 Years    15 Years   20 Years         Male          10 Years     15 Years      20 Years
--------------------------------------------------------------------------------------------------------------------
0                     $2.79       $2.78      $2.78         50               $4.16        $4.11         $4.04
1                     2.77        2.76       2.76          51               4.23         4.17          4.09
2                     2.77        2.77       2.77          52               4.30         4.24          4.15
3                     2.78        2.78       2.78          53               4.38         4.31          4.21
4                     2.79        2.79       2.79          54               4.46         4.38          4.27
5                     2.80        2.80       2.80          55               4.55         4.46          4.33
6                     2.81        2.81       2.81          56               4.64         4.54          4.40
7                     2.82        2.82       2.82          57               4.73         4.62          4.46
8                     2.84        2.83       2.83          58               4.83         4.71          4.53
9                     2.85        2.85       2.84          59               4.94         4.80          4.59
10                    2.86        2.86       2.86          60               5.05         4.89          4.66

11                    2.87        2.87       2.87          61               5.17         4.98          4.72
12                    2.89        2.88       2.88          62               5.29         5.08          4.79
13                    2.90        2.90       2.90          63               5.42         5.18          4.85
14                    2.92        2.91       2.91          64               5.56         5.28          4.92
15                    2.93        2.93       2.92          65               5.70         5.38          4.98
16                    2.95        2.94       2.94          66               5.84         5.48          5.03
17                    2.96        2.96       2.96          67               6.00         5.58          5.09
18                    2.98        2.98       2.97          68               6.15         5.69          5.14
19                    3.00        2.99       2.99          69               6.31         5.79          5.19
20                    3.01        3.01       3.01          70               6.48         5.88          5.24

21                    3.03        3.03       3.03          71               6.65         5.98          5.28
22                    3.05        3.05       3.05          72               6.82         6.07          5.31
23                    3.07        3.07       3.07          73               7.00         6.16          5.35
24                    3.09        3.09       3.09          74               7.18         6.24          5.38
25                    3.12        3.11       3.11          75               7.35         6.32          5.40
26                    3.14        3.14       3.13          76               7.53         6.40          5.42
27                    3.16        3.16       3.15          77               7.70         6.46          5.44
28                    3.19        3.19       3.18          78               7.87         6.52          5.46
29                    3.22        3.21       3.20          79               8.04         6.58          5.47
30                    3.24        3.24       3.23          80               8.20         6.63          5.48

31                    3.27        3.27       3.26          81               8.35         6.67          5.49
32                    3.30        3.30       3.29          82               8.50         6.71          5.50
33                    3.33        3.33       3.32          83               8.63         6.74          5.50
34                    3.37        3.36       3.35          84               8.76         6.77          5.50
35                    3.40        3.39       3.38          85               8.88         6.79          5.51
36                    3.44        3.43       3.41          86               8.99         6.81          5.51
37                    3.48        3.47       3.45          87               9.08         6.83          5.51
38                    3.52        3.50       3.48          88               9.17         6.84          5.51
39                    3.56        3.54       3.52          89               9.25         6.85          5.51
40                    3.60        3.58       3.56          90               9.32         6.86          5.51

41                    3.65        3.63       3.60          91               9.38         6.86          5.51
42                    3.69        3.67       3.64          92               9.43         6.86          5.51
43                    3.74        3.72       3.69          93               9.48         6.87          5.51
44                    3.80        3.77       3.73          94               9.51         6.87          5.51
45                    3.85        3.82       3.78          95               9.54         6.87          5.51
46                    3.91        3.87       3.83          96               9.57         6.87          5.51
47                    3.96        3.93       3.88          97               9.58         6.87          5.51
48                    4.03        3.99       3.93          98               9.59         6.87          5.51
49                    4.09        4.05       3.98          99               9.60         6.87          5.51
--------------------------------------------------------------------------------------------------------------------


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                                       12

                                 OPTION II TABLE
                                    (Female)

--------------------------------------------------------------------------------------------------------------------
   Age of Payee           Number of Years Certain         Age of Payee          Number of Years Certain
 Nearest Birthday                                       Nearest Birthday
 at Date of First                                       at Date of First
      Payment                                                Payment
--------------------------------------------------------------------------------------------------------------------
      Female          10 Years    15 Years   20 Years        Female         10 Years     15 Years      20 Years
--------------------------------------------------------------------------------------------------------------------
0                     $2.73       $2.72      $2.72         50               $3.83        $3.81         $3.78
1                     2.71        2.71       2.71          51               3.89         3.87          3.83
2                     2.72        2.72       2.71          52               3.95         3.92          3.88
3                     2.72        2.72       2.72          53               4.02         3.99          3.94
4                     2.73        2.73       2.73          54               4.08         4.05          3.99
5                     2.74        2.74       2.74          55               4.15         4.12          4.05
6                     2.75        2.75       2.75          56               4.23         4.18          4.12
7                     2.76        2.76       2.76          57               4.31         4.26          4.18
8                     2.77        2.77       2.77          58               4.39         4.33          4.24
9                     2.78        2.78       2.78          59               4.48         4.41          4.31
10                    2.79        2.79       2.79          60               4.57         4.50          4.38

11                    2.80        2.80       2.80          61               4.67         4.58          4.45
12                    2.81        2.81       2.81          62               4.77         4.67          4.52
13                    2.82        2.82       2.82          63               4.88         4.77          4.59
14                    2.83        2.83       2.83          64               5.00         4.87          4.66
15                    2.85        2.84       2.84          65               5.12         4.97          4.74
16                    2.86        2.86       2.86          66               5.25         5.07          4.81
17                    2.87        2.87       2.87          67               5.39         5.18          4.88
18                    2.89        2.88       2.88          68               5.53         5.29          4.95
19                    2.90        2.90       2.90          69               5.68         5.40          5.01
20                    2.91        2.91       2.91          70               5.84         5.51          5.08

21                    2.93        2.93       2.93          71               6.01         5.63          5.14
22                    2.95        2.94       2.94          72               6.18         5.74          5.19
23                    2.96        2.96       2.96          73               6.36         5.85          5.24
24                    2.98        2.98       2.98          74               6.55         5.96          5.29
25                    3.00        3.00       2.99          75               6.74         6.07          5.33
26                    3.02        3.01       3.01          76               6.94         6.17          5.36
27                    3.04        3.03       3.03          77               7.14         6.26          5.39
28                    3.06        3.05       3.05          78               7.34         6.35          5.42
29                    3.08        3.08       3.07          79               7.54         6.43          5.44
30                    3.10        3.10       3.09          80               7.74         6.50          5.46

31                    3.12        3.12       3.12          81               7.93         6.56          5.47
32                    3.15        3.14       3.14          82               8.12         6.62          5.48
33                    3.17        3.17       3.16          83               8.30         6.67          5.49
34                    3.20        3.20       3.19          84               8.46         6.71          5.50
35                    3.23        3.22       3.22          85               8.62         6.75          5.50
36                    3.25        3.25       3.24          86               8.76         6.78          5.51
37                    3.29        3.28       3.27          87               8.89         6.80          5.51
38                    3.32        3.31       3.30          88               9.01         6.82          5.51
39                    3.35        3.34       3.33          89               9.11         6.83          5.51
40                    3.38        3.38       3.37          90               9.21         6.85          5.51

41                    3.42        3.41       3.40          91               9.29         6.85          5.51
42                    3.46        3.45       3.44          92               9.36         6.86          5.51
43                    3.50        3.49       3.47          93               9.42         6.86          5.51
44                    3.54        3.53       3.51          94               9.47         6.87          5.51
45                    3.58        3.57       3.55          95               9.51         6.87          5.51
46                    3.63        3.61       3.59          96               9.54         6.87          5.51
47                    3.68        3.66       3.64          97               9.57         6.87          5.51
48                    3.73        3.71       3.68          98               9.59         6.87          5.51
49                    3.78        3.76       3.73          99               9.60         6.87          5.51
--------------------------------------------------------------------------------------------------------------------


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                                       13

                                Option III Table

------------------------------------------------------------------------------------------------------------------------------------
  Age of
 Payee at
  Date of                                   Monthly Payment Amount for Joint and Last Survivor Life Income
   First                      Two thirds of the stated monthly payment will be paid to the survivor of the two Payees
  Payment
------------------------------------------------------------------------------------------------------------------------------------
   Male                                                              Female
------------------------------------------------------------------------------------------------------------------------------------
   Age       55      56      57     58      59      60      61     62      63      64     65      66      67      68     69      70
------------------------------------------------------------------------------------------------------------------------------------
    55      4.18    4.22    4.26   4.31    4.35    4.39    4.44   4.49    4.53    4.58   4.63    4.68    4.73    4.78   4.84    4.89
    56      4.22    4.26    4.30   4.35    4.39    4.44    4.48   4.53    4.58    4.63   4.68    4.74    4.79    4.84   4.90    4.96
    57      4.25    4.30    4.34   4.39    4.43    4.48    4.53   4.58    4.63    4.68   4.74    4.79    4.85    4.90   4.96    5.02
    58      4.29    4.34    4.38   4.43    4.48    4.53    4.58   4.63    4.68    4.74   4.79    4.85    4.91    4.97   5.03    5.09
    59      4.33    4.38    4.42   4.47    4.52    4.57    4.63   4.68    4.74    4.79   4.85    4.91    4.97    5.03   5.09    5.16

    60      4.37    4.42    4.46   4.52    4.57    4.62    4.67   4.73    4.79    4.85   4.91    4.97    5.03    5.10   5.16    5.23
    61      4.41    4.46    4.51   4.56    4.61    4.67    4.73   4.78    4.84    4.90   4.97    5.03    5.10    5.16   5.23    5.30
    62      4.45    4.50    4.55   4.60    4.66    4.72    4.78   4.84    4.90    4.96   5.03    5.10    5.16    5.23   5.31    5.38
    63      4.49    4.54    4.59   4.65    4.71    4.77    4.83   4.89    4.96    5.02   5.09    5.16    5.23    5.31   5.38    5.46
    64      4.53    4.58    4.64   4.70    4.76    4.82    4.88   4.95    5.01    5.08   5.15    5.23    5.30    5.38   5.46    5.54

    65      4.57    4.63    4.68   4.74    4.81    4.87    4.93   5.00    5.07    5.14   5.22    5.29    5.37    5.45   5.54    5.62
    66      4.61    4.67    4.73   4.79    4.86    4.92    4.99   5.06    5.13    5.21   5.28    5.36    5.44    5.53   5.62    5.70
    67      4.66    4.72    4.78   4.84    4.91    4.97    5.04   5.12    5.19    5.27   5.35    5.43    5.52    5.61   5.70    5.79
    68      4.70    4.76    4.82   4.89    4.96    5.03    5.10   5.17    5.25    5.33   5.42    5.50    5.59    5.68   5.78    5.88
    69      4.74    4.81    4.87   4.94    5.01    5.08    5.15   5.23    5.31    5.40   5.48    5.57    5.67    5.76   5.86    5.96
    70      4.79    4.85    4.92   4.99    5.06    5.13    5.21   5.29    5.37    5.46   5.55    5.64    5.74    5.84   5.94    6.05
------------------------------------------------------------------------------------------------------------------------------------

The amount of the payments for other combinations of ages and sex will be furnished by the Company on request.
--------------------------------------------------------------------------------


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                                       14

--------------------------------------------------------------------------------

             Flexible Premium Multi-funded Deferred Variable Annuity

                 Premiums may be paid before the Maturity Date.
                    Payments will begin on the Maturity Date.

 Benefits based on the performance of the Separate Account are variable and are not guaranteed as to dollar amount except as stated in the Death Benefit provision.

                          Contract is nonparticipating.

        The Capital Developer Account's Surrender Value may be subject to a positive or negative Market Value Adjustment.

--------------------------------------------------------------------------------


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